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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires:  December 31, 2001
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940


(Print or Type Responses)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Persons to
    Heymann,      Thomas                          Infogrames, Inc. (IFGM)                       Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification 4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (Specify
         23229 Bluebird Drive                     Person, if an entity       July 2002          ----        title ---       below)
---------------------------------------------       (voluntary)           -------------------               below)
                 (Street)
                                                                          ----------------------------------------------------------
                                                                          5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original    Reporting (Check applicable box)
                                                                             (Month/Year)         X   Form filed by One
                                                                                                 ---- Reporting Person
                                                                                                      Form filed by More than
   Calabasas        CA             91302                                                         ---- One Reporting Person
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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None.

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).                                                                                           SEC 1474 (7/96)




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-      5. Number of     6. Date Exer-   7. Title and Amount  8. Price
   Security                  sion or      action     action         Derivative       cisable and     of Underlying        of
   (Instr. 3)                Exercise     Date       Code           Securities Ac-   Expiration      Securities           Deriv-
                             Price of     (Month/    (Instr. 8)     quired (A) or    Date            (Instr. 3 and 4)     ative
                             Deriv-       Day/                      Disposed of (D)  (Month/Day/                          Secur-
                             ative        Year)                     (Instr. 3, 4,    Year)                                ity
                             Security                               and 5)                                                (Instr. 5)
                                                                                  -----------------------------------
                                                                                  Date    Expira-            Amount or
                                                    --------------------------    Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)       cisable Date               Shares
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Options to purchase           $2.98       7/15/02     A         5,000             (a)     7/15/12    Common   5,000
Common Stock                                                                                          Stock
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1. Title of Derivative       9. Number of           10. Ownership                  11. Nature of
   Security                     Derivative              Form of                        Indirect
   (Instr. 3)                   Securities              Derivative                     Beneficial
                                Beneficially            Security:                      Ownership
                                Owned at End            Direct (D)                     (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Options to purchase             142,400                     D
Common Stock
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Explanation of Responses:

(a) 25% of the options will become exercisable on July 15, 2003 and 6.25% of the options will become exercisable each full calendar quarter thereafter.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Thomas Heymann              8/9/02
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.
  If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
